Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Demandforce, Inc. 2007 Equity Incentive Plan, of our reports dated September 14, 2011, with respect to the consolidated financial statements and schedule of Intuit Inc. and the effectiveness of internal control over financial reporting of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 25, 2012